Transaction Success Bonus Plan


On February 27, 2002, in connection with the consideration by the Board of Directors of the Company of strategic alternatives and in order to Enhance stockholder value, the Compensation Committee of the Board of Directors of the Company approved this Transaction Success Bonus Plan (the "Plan") for the three executive officers of the Company, Messrs. Sahakian, Kervandjian and Petrick.

1.   For the purposes of the Plan, "Transaction Consideration" means
(A) the gross value of all cash, securities, inventory and other property paid directly or indirectly by an acquiror to the Company in connection with a transaction that is consistent with the strategies considered by the Board at its February 2002 meeting, minus (B) the sum of (i) all payments reasonably estimated by the Compensation Committee to be due from the Company as a result of the transaction and (ii) the amount of commissions, fees and expenses payable to the Company's investment bankers and the amount of fees and expenses payable to the Company's professional advisors in connection with the transaction.

2.   For the purposes of the determination of Transaction
Consideration, the value of any securities or other property shall be determined as follows: (i) the value of securities that are freely tradeable in an established public market will be determined on the basis of the average closing market price on the last five trading days immediately prior to the closing of the transaction and (ii) the value of securities that are not freely tradeable or have no established public market shall be the fair market value thereof, as reasonably determined by the Company and the financial advisor that assists the Company with the transaction. Amounts paid into escrow and contingent payments in connection with any transaction will be included as part of the Transaction Consideration. If the consideration in connection with any transaction may be increased by any contingent payments related to future events, the amount of the pool will be determined based on the Compensation Committee's good faith estimate of the net present value of any contingent payments.

3. The Plan provides a bonus pool of $500,000 if the "Transaction Consideration" is at least equal to *** . For each *** or more over the *** threshold, the bonus pool is increased by $50,000 to a maximum pool of $1.0 million if the Transaction Consideration exceeds ***.

4. The bonus pool will be allocated 50% to Mr. Sahakian and 25% each to Messrs. Kervandjian and Petrick.

5. Payment (subject to applicable tax withholding) will be made within 30 days after the Compensation Committee determines the results, expected to be within 30 days after the closing of a transaction (if more than one transaction, the results will be determined on a cumulative basis). The Committee has the discretion to make all necessary decisions and determinations under the Plan.
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*** This portion has been redacted pursuant to a confidential treatment request.